Exhibit 99.1

Contact:

Stephen Mayer

Burr, Pilger & Mayer LLP

415.421.5757

smayer@bpmllp.com

HearMe Engages Burr, Pilger & Mayer LLP to Manage Wind-down Process

Pleasanton, CA—(March 26, 2002)—HearMe (OTCBB: HEARZ.OB) today announced that it has engaged Burr, Pilger & Mayer LLP to manage HearMe’s wind-down process, and elected Stephen Mayer of Burr, Pilger & Mayer LLP as President, Chief Executive Officer and Chief Financial Officer of the Company and appointed Mr. Mayer to the Company’s Board of Directors.  Following the appointment of Mr. Mayer, HearMe’s Board of Directors acknowledged the resignations of all of its other directors and executive officers.  As disclosed in HearMe’s Annual Report on Form 10-K for the year ended December 31, 2001, as filed with the Securities and Exchange Commission, this was a planned event to enable HearMe to reduce costs and conduct activities in a more efficient manner during the remainder of the three-year wind-down period mandated under Delaware law.

Following the substantial progress made by HearMe in satisfying or reducing expenses and future liabilities and liquidating its assets, on or about March 12, 2002, HearMe paid to stockholders of record as of November 26, 2001, the date previously fixed as the final record date for all distributions, a cash distribution of net available assets of $0.18 per share.

In addition, the Board of Directors has established a contingency reserve to provide for known and potential future expenses, claims and liabilities during the wind-down period, which is expected to be completed by the end of 2004.  HearMe will continue to focus its efforts on winding up its business and affairs in accordance with the plan of liquidation and dissolution adopted by the Company’s Board of Directors and stockholders.  The Company anticipates that it will continue to file periodic reports with the Securities and Exchange Commission (“SEC”) in accordance with SEC requirements until such time as the SEC may waive such requirements.

The Company may make future distributions to stockholders during or at the conclusion of the three-year wind-down period, as determined by the Company’s Board of Directors.   There can be no assurance that any additional distribution will be made, however, or that any such distribution will be material in amount.

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Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements and may include words such as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends” and similar expressions.  These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or forecasted in such forward-looking statements.  No assurance can be given that HearMe will be successful in liquidating its remaining assets, or that the wind-down will result in any remaining capital for distribution to stockholders.  HearMe may not be able to negotiate a settlement of all of its obligations to creditors  Other potential risks and uncertainties include, without limitation: uncertainty relating to the amount or timing of any distributions to stockholders; the liability of HearMe’s stockholders for HearMe’s liabilities in the event contingency reserves are insufficient to satisfy remaining liabilities; and litigation that may arise as a result of HearMe’s plan to wind down its operations.  These and other risk factors are described in detail in HearMe’s filings with the SEC.  HearMe does not undertake any obligation to publicly update any forward-looking statements to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.